EXHIBIT 10.28

VONAGE HOLDINGS CORP.

2006 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

“Participant”:

“Date of Award”:

This Agreement, effective as of the Date of Award set forth above, represents the grant of Nonqualified Stock Options by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.

The parties hereto agree as follows:

1.	Grant of Options

The Company hereby grants to the Participant Nonqualified Stock Options to purchase Shares in the manner and subject to the terms and conditions of the Plan and this Agreement as follows:

(a) Number of Shares Covered by the Options:

(b) “Option Price”: $             per Share

(c) “Option Term”: The Options have been granted for a period of five years, ending on the fifth anniversary of the Date of Award.

2.	Vesting of Options

(a) Subject to Section 2(e) below, the Options vest and become exercisable as to 1/4th of the Shares on each of the first, second, third and fourth anniversaries of the Date of the Award.

(b) To the extent not previously vested in accordance with this Section 2, in the event that the Participant’s employment terminates on or prior to the first anniversary of a Change of Control, due to termination by the Company without Cause or by the Participant for Good Reason, the Options will vest and become exercisable as of the date of termination of employment.

(c) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death, the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(d) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s Disability, the Options will (i) vest and become exercisable as of the date thereof as to one-half the number of unvested Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(e) To the extent not previously vested in accordance with Section 2(a) above, if the Participant’s employment with the Company terminates for a reason other than as set forth in Section 2(b), 2(c) or 2(d) above, the Options will terminate immediately and be of no force or effect.

(f) To the extent vested in accordance with this Section 2, the Options will remain exercisable until they terminate in accordance with Section 4 below.

(g) For purposes of this Section 2, the following terms have the meanings set forth below:

“Cause” means any cause for unilateral termination of employment by the Company based on employee misconduct, as specified in the Participant’s employment agreement with the Company, or, if the Participant is not party to an employment agreement with the Company, means (i) material failure to perform employment duties (not as a consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) gross negligence or recklessness in performance of employment duties, (v) other serious willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vi) commission of a felony or a crime involving moral turpitude.

“Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefit for a period of not less than three months under an accident and health plan covering employees of the Company.

“Good Reason” means, without the Participant’s consent, a (i) reduction by the Company in the Participant’s title, compensation, duties and/or responsibilities or (ii) relocation by the Company following a Change of Control of the Participant’s principal place of employment to a location more than 30 miles distant from its location at the time of the Change of Control.

3.	Exercise of Options

(a) The Options may be exercised by written notice to the Company, specifying the number of Shares the Participant then desires to purchase, accompanied by the Option Price of such Shares, and as soon as practicable after receipt of such notice and payment, such Shares will be issued in the Participant’s name. The Committee reserves the right to modify the exercise procedures from time to time.

(b) Except as otherwise provided in this Section 3, the Participant must submit a check payable to the order of Vonage Holdings Corp. for an amount in United States dollars equal to the Option Price of such Shares, or tender Shares to the Company having an aggregate Fair Market Value on the date of exercise equal to such Option Price, or a combination thereof. If permitted by the Committee, the Participant may direct the Company to withhold a number of Shares covered by the Option having an aggregate Fair Market Value on the date of exercise equal to such Option Price.

4.	Termination of Options

To the extent vested in accordance with Section 2 above, the Options will terminate, and be of no force or effect, upon the earlier of:

(a) the date of termination of the Participant’s employment if such termination is for Cause, the first anniversary of such date if the Participant’s employment terminates for a reason as set forth in Section 2(b), 2(c) or 2(d) above, 30 days following such date if such termination is due to the Participant’s resignation, or 90 days following such date if such termination is for any other reason; and

(b) the expiration of the Option Term.

5.	Rights as Stockholder

The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Options until such time as the Option Price has been paid and the Shares have been issued and delivered to the Participant.

6.	Transferability

Unless permitted by the Committee in accordance with the terms of the Plan, the Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and, during the Participant’s lifetime, may be exercised only by the Participant or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

7.	Miscellaneous

(a) This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of the Option as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(c) The Options are intended not to provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.

(d) Delivery of the Shares underlying the Options upon exercise will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Options, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Participant

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